UNITED STATES
                            SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C.  20549




                                                  FORM 8-K


                                               CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported)     January 25, 2000




                                  FIRST FINANCIAL BANCORP.
                     (Exact name of registrant as specified in its charter)



                 Ohio                        0-12379         31-1042001
            (State or other jurisdiction    (Commission    (I.R.S. Employer
            of incorporation)               File Number)   Identification No.)




              300 High Street, Hamilton, Ohio                    45011
            (Address of principal executive offices)           (Zip Code)





       Registrant's telephone number, including area code   (513) 867-4700








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ITEM 5:  OTHER EVENTS

On January 26, 2000, the Registrant announced a stock repurchase plan.
The board of directors authorized the Registrant to repurchase from time to time the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. The total number of shares that can be repurchased over the life of the ten-year plans may not exceed 6.5 million shares. Over the next twelve months, it is estimated that approximately 650,000 shares will be repurchased. A copy of the press release is attached as Exhibit 99.1.





















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ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibit:

     Exhibit 99.1 - Press release dated January 26, 2000, regarding the announcement of the stock repurchase plan.

















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                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 FIRST FINANCIAL BANCORP.
                                                      (Registrant)


   DATE  February 2, 2000                        /s/ Michael R. O'Dell
                                                 Michael R. O'Dell
                                                 Senior Vice President, Chief
                                                 Financial Officer and Secretary





















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                                                             Exhibit 99.1

January 26, 2000



FOR IMMEDIATE RELEASE:

                        Stock Repurchase Plans Approved

HAMILTON, Ohio -- Following the January 25, 2000, meeting of the board of directors of First Financial Bancorp, Barry J. Levey, chairman of the board, and Stanley N. Pontius, president and chief executive officer, announced that the board has authorized the company to repurchase from time to time the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. Both plans were adopted by shareholders on April 27, 1999. The total number of shares that can be repurchased over the life of the ten-year plans may not exceed 6.5 million shares. Over the next twelve months, it is estimated that approximately 650,000 shares will be repurchased.

First Financial Bancorp's common stock (symbol FFBC) closed at $17.5625 per share on the NASDAQ National Market System on Tuesday, January 25, 2000.

A $3.9 billion bank and savings and loan holding company with over 4,000 shareholders, First Financial Bancorp currently operates 6 Ohio, 1 Michigan, 1 Kentucky, and 9 Indiana affiliates with 115 banking office locations.

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